                                                           File No.  811- 21057

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                 AMENDMENT NO. 1

                                       TO

                                   FORM N-8B-2

                  Registration  Statement of Unit  Investment  Trust Pursuant to
Section 8(b) of the Investment Company Act of 1940.


                           ---------------------------

                             BLDRS INDEX FUNDS TRUST

       (AND SUBSEQUENT AND SIMILAR SERIES OF THE BLDRS INDEX FUNDS TRUST)

                           ---------------------------

|X|     Not the issuer of periodic payment plan certificates.

|_|     Issuer of periodic payment plan certificates.

|X|     Amended items:   2, 59, and Exhibits.



I.   ORGANIZATION AND GENERAL INFORMATION


2. Furnish name and principal business address and zip code and the Internal Revenue Service Employer Identification Number of each Sponsor of the trust.

     Nasdaq Financial Products Services, Inc.
     9513 Key West Avenue
     Rockville, Maryland  20850
     I.R.S. Employer's Identification No. 52-2115391

VIII. FINANCIAL AND STATISTICAL INFORMATION

59.  Financial Statements of the Trust

Reference is made to the "Statement of Financial Condition" and "Schedule of Investments" contained in the Prospectus dated November 8, 2002, filed as part of Amendment No. 2 to the Registration Statement on Form S-6 for file #333-84788, filed on November 8, 2002.

     Financial Statements of the Sponsor

Reference is made to the financial Statements of Nasdaq Financial Products Services, Inc., Sponsor, as part of The Nasdaq Stock Market, Inc.'s current consolidated financial statements incorporated by reference to Form 10-K filed on March 28, 2002.

Pursuant to the requirements of the Investment Company Act of 1940, the Sponsor of the registrant has caused this amendment to the registration statement to be duly signed on behalf of the registrant in the state of Maryland on the 31st day of January, 2003.


 \                                        Signature:     BLDRS Index Funds Trust
                                                         -----------------------
                                                         (Name of Registrant)


                                   By:  Nasdaq Financial Products Services, Inc.
                                        ----------------------------------------

                                   (Name of Sponsor, trustee or  custodian)


                                   By:  /s/ John L. Jacobs
                                   Name:  John L. Jacobs
                                   Title: Chief Executive Officer


Attest:  /s/ Sara Nelson Bloom
         Name:  Sara Nelson Bloom
         Title: Associate General Counsel
                The NASDAQ Stock Market Inc.

                                    EXHIBITS
                                    --------


No.                        Description
--                         -----------

1. Consent of Shearman & Sterling as to certain legal matters relating to the Funds.